                     ATTACHMENT FOR CURRENT FILING OF N-SAR
                                SUB-ITEM 77I(b)

The following new portfolios were added:

     1. International Small Company Trust

     2. Global Real Estate Trust

     3. Real Estate Equity Trust

     4. Mid Cap Value Equity Trust

     5. Absolute Return Trust

     6. High Income Trust

These new portfolios are described below.

INTERNATIONAL SMALL COMPANY TRUST

SUBADVISER: Dimensional Fund Advisors Inc. ("Dimensional")

INVESTMENT OBJECTIVE:            To seek long-term capital appreciation.

INVESTMENT STRATEGIES:           Under normal market conditions, the portfolio
                                 invests its assets in equity securities of
                                 non-U.S. small companies of developed and
                                 emerging markets.

     The portfolio generally will invest in a broad and diverse group of readily marketable stocks of small companies associated with developed and emerging markets. The portfolio invests its assets in securities listed on bona fide securities exchanges or traded on the over-the-counter markets, including securities listed or traded in the form of International Depositary Receipts or American Depositary Receipts. Each of these securities may be traded within or outside the issuer's domicile country.

     Dimensional determines company size on a country or region specific basis and based primarily on market capitalization. In the countries or regions authorized for investment, Dimensional first ranks eligible companies listed on selected exchanges based on the companies' market capitalizations. Dimensional then determines the universe of eligible stocks by defining the maximum market capitalization of a small company that may be purchased by the portfolio with respect to each country or region. As of December 30, 2005, the maximum market capitalization range of eligible companies was approximately $400 million to $3.1 billion. This threshold will vary by country or region, and dollar amounts will change due to market conditions. As a non-fundamental policy, under normal circumstances, the portfolio will invest at least 80% of its net assets in securities of small cap companies in the particular markets in which the portfolio invests.

     The portfolio intends to purchase securities in each applicable country using a market capitalization weighted approach. Dimensional, using this approach and its judgment, will seek to set country weights based on the relative market capitalizations of eligible small companies within each country. See "Market Capitalization Weighted Approach" below. As a result, the weightings of certain countries in the portfolio may vary from their weightings in international indices, such as those published by FTSE International, Morgan Stanley Capital International or Citigroup.

     Dimensional will determine in its discretion when and whether to invest in countries that have been authorized for investment by its Investment Committee, depending on a number of factors such as asset growth in the portfolio and characteristics of each country's market. Dimensional's Investment Committee may authorize other countries for investment in the future and the portfolio may continue to hold investments in countries not currently authorized for investment but that had previously been authorized for investment.

     The portfolio also may use derivatives, such as futures contracts and options on futures contracts, to gain market exposure on the portfolio's uninvested cash pending investment in securities or to maintain liquidity to pay redemptions. The portfolio may enter into futures contracts and options on futures contracts for foreign or U.S. equity securities and indices.

     The portfolio does not seek current income as an investment objective and investments will not be based upon an issuer's dividend payment policy or record. However, many of the companies whose securities will be included in the portfolio do pay dividends. It is anticipated, therefore, that the portfolio will receive dividend income.

MARKET CAPITALIZATION WEIGHTED APPROACH

     The portfolio structure involves market capitalization weighting in determining individual security weights and, where applicable, country or region weights. Market capitalization weighting means each security is generally purchased based on the issuer's relative market capitalization. Market capitalization weighting will be adjusted by Dimensional for a variety of factors. Dimensional may consider such factors as free float, momentum, trading strategies, liquidity management and other factors determined to be appropriate by Dimensional given market conditions. Dimensional may exclude the stock of a company that meets applicable market capitalization criterion if Dimensional determines that the purchase of such stock is inappropriate in light of other conditions. These adjustments will result in a deviation from traditional market capitalization weighting.

     Country weights may be based on the total market capitalization of companies within each country. The calculation of country market capitalization may take into consideration the free float of companies within a country or whether these companies are eligible to be purchased for the particular strategy. In addition, to maintain a satisfactory level of diversification, the Investment Committee may limit or adjust the exposure to a particular country or region to a maximum proportion of the assets of that vehicle. Country weights may also deviate from target weights due to general day-to-day trading patterns and price movements. As a result, the weighting of certain countries may vary from their weighting in published international indices.

     Temporary Defensive Investing. During unusual or unsettled market conditions, for purposes of meeting redemption requests, or pending investment of its assets, the portfolio may invest all or a portion of its assets in cash and securities that are highly liquid, including (a) high quality money market instruments such as short-term U.S. government obligations, commercial paper, repurchase agreements or other cash equivalents and (b) securities of other investment companies that are money market funds. These investments may be denominated in either U.S. or non-U.S. dollars and may include debt of foreign corporations and governments and debt of supranational organizations. To the extent the portfolio is in a defensive position, its ability to achieve its investment objective will be limited.

     Use of Hedging and Other Strategic Transactions. The portfolio is authorized to use all of the various investment strategies referred to under "Hedging and Other Strategic Transactions" in the John Hancock Trust prospectus.

GLOBAL REAL ESTATE TRUST

SUBADVISER: Deutsche Asset Management, Inc. ("DeAM")

INVESTMENT OBJECTIVE:            To achieve a combination of long-term capital
                                 appreciation and current income.

INVESTMENT STRATEGIES:           The portfolio invests, under normal market
                                 conditions, at least 80% of net assets (plus
                                 any borrowings for investment purposes) in
                                 equity securities of U.S. real estate
                                 investment trusts ("REITs"), foreign entities
                                 with tax-transparent structures similar to
                                 REITs and U.S. and foreign real estate
                                 operating companies. Equity securities include
                                 common stock, preferred stock and securities
                                 convertible into common stock. The portfolio
                                 will be invested in issuers located in at least
                                 three different countries, including the United
                                 States.

     While DeAM is the Subadviser of the portfolio, the day-to-day activities of managing the portfolio have been delegated to RREEF America L.L.C., an investment management affiliate of DeAM ("DeAM RREEF").

     A company is considered to be a real estate company if, in the opinion of DeAM RREEF, at least 50% of its revenues or 50% of the market value of its assets at the time its securities are purchased by the portfolio are attributed to the ownership, construction, management or sale of real estate.

     DeAM RREEF looks for real estate securities it believes will provide superior returns to the portfolio, and attempts to focus on companies with the potential for stock price appreciation and a record of paying dividends.

     To find these issuers, DeAM RREEF tracks economic conditions and real estate market performance in major metropolitan areas and analyzes performance of various property types within those regions. To perform this analysis, it uses information from a global network of real estate professionals to evaluate the holdings of real estate companies and REITs in which the portfolio may invest. Its analysis also includes the companies' management structure, financial structure and business strategy. DeAM RREEF also considers the effect of the real estate securities markets in general when making investment decisions. DeAM RREEF does not attempt to time the market.

     The portfolio may realize some short-term gains or losses if DeAM RREEF chooses to sell a security because it believes that one or more of the following is true:

     -    A security is not fulfilling its investment purpose;

     -    A security has reached its optimum valuation; or

     -    A particular company or general economic conditions have changed.

     DeAM RREEF's United States portfolio management team will select all North and South American investments. Foreign investments will be selected by portfolio management teams within affiliates of DeAM RREEF under common control with Deutsche Bank AG, the indirect parent company of DeAM RREEF. All portfolio management teams will contribute to the global regional allocation process.

     Description of REITs. A REIT invest primarily in income-producing real estate or makes loans to persons involved in the real estate industry.

     Some REITs, called equity REITs, buy real estate and pay investors income from the rents received from the real estate owned by the REIT and from any profits on the sale of its properties. Other REITs, called mortgage REITs, lend money to building developers and other real estate companies and pay investors income from the interest paid on those loans. There are also hybrid REITs which engage in both owning real estate and making loans.

     If a REIT meets certain requirements, it is not taxed on the income it distributes to its investors.

     Based on its recent practices, DeAM RREEF expects that the portfolio's assets will be invested primarily in equity REITs. In changing market conditions, the portfolio may invest in other types of REITs. While a REIT is an entity defined by U.S. tax laws, various countries have created entities similar to REITs.

     Other Investments. When DeAM RREEF believes that it is prudent, the portfolio may invest a portion of its assets in other types of securities. These securities may include convertible securities, short-term securities, bonds, notes, securities of companies not principally engaged in the real estate industry, non-leveraged stock index futures contracts and other similar securities. (Stock index futures contracts, can help the portfolio's cash assets remain liquid while performing more like stocks). The portfolio also invests in American, European and Global Depositary Receipts. These are certificates issued typically by a bank or trust company that give their holders the right to receive securities issued by a foreign or domestic company. The portfolio, from time to time, may have significant investments in one or more countries.

     Temporary Defensive Investing. To meet redemption requests or pending investment of its assets or during unusual market conditions, the Global Real Estate Securities Trust may place all or a portion of its assets in liquid, high grade fixed income securities such as money market instruments, certificates of deposit, commercial paper, short-term corporate debt securities, variable rate demand notes, governments securities and repurchase agreements. To the extent the portfolio is in a defensive position, the ability to achieve its investment objective will be limited.

     Use of Hedging and Other Strategic Transactions. The portfolio is authorized to use all of the various investment strategies referred to under "Hedging and Other Strategic Transactions" in the John Hancock Trust prospectus.

REAL ESTATE EQUITY TRUST

SUBADVISER: T. Rowe Price Associates, Inc. ("T. Rowe")

INVESTMENT OBJECTIVE:            To seek to provide long-term growth through a
                                 combination of capital appreciation and current
                                 income.

INVESTMENT STRATEGIES:           The portfolio invests, under normal market
                                 conditions, at least 80% of net assets in the
                                 equity securities of real estate companies. The
                                 definition of real estate companies is broad
                                 and includes those that derive at least 50% of
                                 revenues or profits from, or commit at least
                                 50% of assets to, real estate activities.

     The portfolio is likely to maintain a significant portion of assets in real estate investment trusts (REITs). REITs pool money to invest in properties (equity REITs) or mortgages (mortgage REITs) and are described in more detail below. The portfolio generally invests in equity REITs. Other investments in the real estate industry may include real estate operating companies, brokers, developers, and builders of residential, commercial, and industrial properties; property management firms, finance, mortgage, and mortgage servicing firms; construction supply and equipment manufacturing companies; and firms dependent on real estate holdings for revenues and profits, including lodging, leisure, timber, mining, and agriculture companies.

     The portfolio will not own real estate directly and will have no restrictions on the size of companies selected for investment. Up to 20% of portfolio assets may be invested in companies deriving a substantial portion of revenues or profits from servicing real estate firms, as well as in companies unrelated to the real estate business.

     Stock selection is based on fundamental, bottom-up analysis that generally seeks to identify high-quality companies with both good appreciation prospects and income-producing potential. Factors considered by the portfolio manager in selecting real estate companies include one or more of the following: relative valuation; free cash flow; undervalued assets; quality and experience of management; type of real estate owned; and the nature of a company's real estate activities.

     In pursing its investment objective, the portfolio's management has the discretion to purchase some securities that do not meet its normal investment criteria, as described above, when it perceives an unusual opportunity for gain. These special situations might arise when the portfolio's management believes a security could increase in value for a variety of reasons, including a change in management, an extraordinary corporate event, or a temporary imbalance in the supply of or demand for the securities.

     While most assets will be invested in U.S. common stocks, other securities may also be purchased, including foreign stocks (up to 25% of total assets), convertible securities, futures, and options, in keeping with the objectives of the portfolio. From time to time, the portfolio may invest in debt securities of any type, including municipal securities, without regard to quality or rating. The portfolio may purchase up to 10% of its total assets in any type of noninvestment-grade debt securities (or junk bond) including those in default. Fund investments in convertible securities are not subject to this limit. Below investment grade bonds, or junk bonds can be more volatile and have greater risk of default than investment grade bonds.

     The portfolio may sell securities for a variety of reasons, such as to secure gains, limit losses, or redeploy assets into more promising opportunities.

     REITs. The portfolio may invest a substantial portion of its assets in real estate investment trusts or REITs, which are pooled investment vehicles that typically invest directly in real estate, in mortgages and loans collateralized by real estate, or in a combination of the two. "Equity" REITs invest primarily in real estate that produces income from rentals. "Mortgage" REITs invest primarily in mortgages and derive their income from interest payments.

     The types of properties owned, and sometimes managed, by REITs include: office buildings, apartment and condominiums, retail properties, industrial and commercial sites, hotels and resorts, health care facilities, manufactured housing, self-storage facilities, leisure properties, special use facilities.

     REITs usually specialize in a particular type of property and may concentrate their investments in particular geographical areas. For this reason and others, a portfolio investing in REITs provides investors with an efficient, low-cost means of diversifying among various types of property in different regions.

     Temporary Defensive Investing. During unusual or unsettled market conditions, for purposes of meeting redemption requests, or pending investment of its assets, the portfolio may invest all or a portion of its assets in cash and securities that are highly liquid, including (a) high quality money market instruments such as short-term U.S. government obligations, commercial paper, repurchase agreements or other cash equivalents and (b) securities of other investment companies that are money market funds. These investments may be denominated in either U.S. or non-U.S. dollars and may include debt of foreign corporations and governments and debt of supranational organizations. To the extent the portfolio is in a defensive position, its ability to achieve its investment objective will be limited.

     Use of Hedging and Other Strategic Transactions. The portfolio is authorized to use all of the various investment strategies referred to under "Hedging and Other Strategic Transactions" in the John Hancock Trust prospectus.

MID CAP VALUE EQUITY TRUST

SUBADVISER: RiverSource Investments, LLC ("RiverSource")

INVESTMENT OBJECTIVE:            To seek to provide long-term growth of capital

INVESTMENT STRATEGIES:           Under normal circumstances, the portfolio
                                 invests at least 80% of its net assets
                                 (including the amount of any borrowings for
                                 investment purposes) in equity securities of
                                 medium-sized companies. Medium-sized companies
                                 are those whose market capitalization at the
                                 time of purchase fall within the range of the
                                 Russell Midcap Value Index. At December 31,
                                 2005, the range of this index was between $582
                                 million and $18.2 billion. The market
                                 capitalization range of the index is subject to
                                 change.

     Up to 20% of the portfolio may be invested in stocks of smaller or large companies, preferreds, convertibles, or other debt securities. The portfolio may invest up to 25% of its total assets in foreign investments.

     In pursuit of the portfolio's objectives, RiverSource chooses equity investments by:

     - Selecting companies that are undervalued based on a variety of measures, such as price-earnings ratio, price/book ratio, current and projected earnings, current and projected dividends, and historic price levels.

     -    Identifying companies with growth potential based on:

          -    effective management, as demonstrated by overall performance, and

          -    financial strength.

     In evaluating whether to sell a security, RiverSource considers, among other factors, whether:

     -    The security is overvalued relative to alternative investments.

     -    The security has reached RiverSource's price objective.

     -    The company has met RiverSource's earnings and/or growth expectations.

     - The company or the security continues to meet the other standards described above.

     Temporary Defensive Investing. During unusual or unsettled market conditions, for purposes of meeting redemption requests, or pending investment of its assets, the portfolio may invest all or a portion of its assets in cash and securities that are highly liquid, including (a) high quality money market instruments such as short-term U.S. government obligations, commercial paper, repurchase agreements or other cash equivalents and (b) securities of other investment companies that are money market funds. These investments may be denominated in either U.S. or non-U.S. dollars and may include debt of foreign corporations and governments and debt of supranational organizations. To the extent the portfolio is in a defensive position, its ability to achieve its investment objective will be limited.

     Use of Hedging and Other Strategic Transactions. The portfolio is authorized to use all of the various investment strategies referred to under "Hedging and Other Strategic Transactions" in the John Hancock Trust prospectus.

ABSOLUTE RETURN TRUST

SUBADVISER: MFC Global Investment Management (U.S.A.) Limited ("MFC Global")

INVESTMENT OBJECTIVE:            To seek maximum real return, consistent with
                                 preservation of real capital and prudent
                                 investment management.

     The Absolute Return Trust invests in a number of the other portfolios of John Hancock Trust (the "Trust") which invest primarily either in equity securities or fixed income securities ("Underlying Portfolios"). The Absolute Return Trust may also invest in the securities of other investment companies and in other types of investments as described below.

     The Trust portfolios eligible for purchase by the Absolute Return Trust consist of all of the Trust portfolios except the Lifestyle Trusts, the Index Allocation Trust and the American Growth Trust, American International Trust, American Blue Chip Income and Growth Trust, American Bond Trust and American Growth-Income Trust. In investing in shares of Underlying Portfolios, the Absolute Return Trust purchases only NAV shares (which are not subject to Rule 12b-1 fees).

     The Absolute Return Trust is non-diversified for purposes of the 1940 Act.

Other Permitted Investments

     The Absolute Return Trust may also invest in:

     -    U.S. government securities and short-term paper.

     - Shares of other registered open-end investment companies (and registered unit investment trusts) within the same "group of investment companies" as that term is defined in Section 12 of the 1940 Act.

     In addition, as permitted by SEC order or applicable regulations, the portfolio may:

     -    Purchase domestic and foreign equity and fixed income securities.

     - Investments in equity securities may include common and preferred stocks of large, medium and small capitalization companies in both developed (including the U.S.) and emerging markets.

     - Investments in fixed income securities may include debt securities of governments throughout the world (including the U.S.), their agencies and instrumentalities, debt securities of corporations and supranationals, inflation protected securities, convertible bonds, mortgaged-backed securities, asset-backed securities and collateralized debt securities. Investments in fixed income securities may include securities of issuers in both developed (including the U.S.) and emerging markets and may include fixed income securities rated below investment grade.

     - Purchase securities of registered closed-end investment companies that are part of the same "group of investment companies" as that term is defined in Section 12 of the 1940 Act.

     - Invest up to 15% of its net assets in illiquid securities of such entities as limited partnerships and other pooled investment vehicles such as hedge funds.

     - Make short sales of securities (borrow and sell securities not owned by the portfolio), either to realize appreciation when a security that the portfolio does not own declines in value or as a hedge against potential declines in the value of a portfolio security.

Management of the Absolute Return Trust

     Subject to the limitations described above, the Absolute Return Trust may at any time invest any percentage of its assets in any of the different investments described above. The subadviser may from time to time adjust the percentage of assets invested in any specific investment held by the Absolute Return Trust. Such adjustments may be made, for example, to increase or decrease the Absolute Return Trust's holdings of particular asset classes, to adjust portfolio quality or the duration of fixed income securities or to increase or reduce the percent of the Absolute Return Trust's assets subject to the management of a particular Underlying Portfolio subadviser. In addition, changes may be made to reflect fundamental changes in the investment environment.

     The investment performance of the Absolute Return Trust will reflect both its subadviser's allocation decisions with respect to its investments and the investment decisions made by the adviser or subadviser to an investment company or similar entity which is purchased by the Absolute Return Trust.

     In employing its investment strategies for the Absolute Return Trust, the subadviser attempts to achieve an average annual total rate of return for the Portfolio that meets or exceeds the Consumer Price Index (All Urban Consumers) ("CPI") plus 5% (net of advisory fees) over a long-term time horizon while attempting to maintain a low probability of negative returns in any 12 month time period. Neither the Advisor or subadvisor represent or guarantee that the Absolute Return Trust will meet this total return goal or achieve positive returns every year.

Temporary Defensive Investing

     The Absolute Return Trust may invest up to 100% of its assets in cash or money market instruments of the type in which the Money Market Trust is authorized to invest for the purpose of:

     -    meeting redemption requests,

     -    making other anticipated cash payments, or

     - protecting the portfolio in the event MFC Global (U.S.A.) determines that market or economic conditions warrant a defensive posture.

     To the extent the Absolute Return Trust is in a defensive position, its ability to achieve its investment objective will be limited.

     Use of Hedging and Other Strategic Transactions. As permitted by SEC order or applicable regulations, the portfolio is authorized to use all of the various investment strategies referred to under "Hedging and Other Strategic Transactions" in the John Hancock Trust prospectus.

HIGH INCOME TRUST

SUBADVISER: Sovereign Asset Management, LLC ("Sovereign")

INVESTMENT OBJECTIVE:            To seek high current income and as a secondary
                                 objective, capital appreciation.

INVESTMENT STRATEGIES:           In pursuing these objectives, the portfolio
                                 normally invests at least 80% of its assets in
                                 U.S. and foreign fixed-income securities rated
                                 BB/Ba or lower and their unrated equivalents.
                                 These may include, but are not limited to,
                                 domestic and foreign corporate bonds,
                                 debentures and notes, convertible securities,
                                 preferred stocks, and domestic and foreign
                                 government obligations. No more than 10% of the
                                 portfolio's total assets may be invested in
                                 securities that are rated in default by S&P or
                                 by Moody's. There is no limit on the
                                 portfolio's average maturity.

     In managing the fund's portfolio, the subadviser concentrates on industry allocation and securities selection: deciding which types of industries to emphasize at a given time, and then which individual securities to buy. The subadviser uses top-down analysis to determine which industries may benefit from current and future changes in the economy.

     In choosing individual securities, the subadviser uses bottom-up research to find securities that appear comparatively under-valued. The subadviser looks at the financial condition of the issuers as well as the collateralization and other features of the securities themselves. The portfolio typically invests in a broad range of industries.

     The portfolio may use certain higher-risk investments, including derivatives (investments whose value is based on indexes, securities or currencies) and restricted or illiquid securities. In addition, the portfolio may invest up to 20% of its assets in U.S. and foreign common stocks of companies of any size.

     The portfolio may trade securities actively, which could increase its transaction costs (thus lowering performance).

     Temporary Defensive Investing. During unusual or unsettled market conditions, for purposes of meeting redemption requests, or pending investment of its assets, the portfolio may invest all or a portion of its assets in cash and securities that are highly liquid, including (a) high quality money market instruments such as short-term U.S. government obligations, commercial paper, repurchase agreements or other cash equivalents and (b) securities of other investment companies that are money market funds. These investments may be denominated in either U.S. or non-U.S. dollars and may include debt of foreign corporations and governments and debt of supranational organizations. To the extent the portfolio is in a defensive position, its ability to achieve its investment objective will be limited.

     Use of Hedging and Other Strategic Transactions. The portfolio is authorized to use all of the various investment strategies referred to under "Hedging and Other Strategic Transactions" in the John Hancock Trust prospectus.

                                      * * *